ALR Technologies Advances Partnership Discussions with Two Global Animal Health Pharmaceutical Companies

Singapore, August 02, 2021 – ALR Technologies SG Pte. Ltd. ("ALRT" or the "Company") (OTCQB: ALRT), the diabetes management company, announces today the advancement in partnership talks on the GluCurve Pet CGM with two key pharmaceutical companies in animal health. Subject to further due diligence and financial negotiations, one of the two will be selected as a strategic partner through purchasing a stake in the GluCurve Pet CGM.

Joe Stern, Head of Animal Health at ALRT commented: "After receiving a great deal of interest, we have put other partnering opportunities for the GluCurve on hold because we believe the expertise, relationships, and global market reach these two pharmaceutical companies have will provide the most value to the veterinarians and pet owners who care for diabetic pets, along with our shareholders."

The GluCurve Pet CGM addresses an unmet need in diabetes care for veterinary clinics, pet owners, and the pets by making glucose monitoring effortless and financially favorable. It also addresses an unmet need for insulin manufacturers by creating and capturing data on how each pet is responding to therapy, along with providing insulin dose calculations and best practice guidelines for different types of insulin directly to the veterinarians in an all-inclusive patient management platform.

The GluCurve Pet CGM combines the hardware technology to effortlessly record glucose levels, with the software technology to effectively manage patients in one holistic solution that saves veterinarians and pet owners time and money. One interested pharmaceutical company stated they believe the GluCurve Pet CGM "will revolutionize diabetes management for pets."

Sidney Chan, Chairman and CEO of ALR Technologies concludes: "As we continue through the diligence process and discuss the financial terms for an interest in the GluCurve Pet CGM, we want to thank our shareholders for their patience and support while we work diligently to bring value to them and to the animal health industry."

About ALR Technologies SG Pte. Ltd

ALR Technologies SG Pte. Ltd. is a medical device company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. ALRT also offers an algorithm to provide prescribers support for timely non-insulin medication advancements. The overall goal is to optimize diabetes drug therapies to drive improved patient outcomes. The program tracks performance of all clinical activities to ensure best

practices are followed. The ALRT Diabetes Solution gives providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical settings. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data.

In addition, the ALRT Animal Health Division is dedicated to ethically improving the quality of life for animals by utilizing technology to solve gaps in medical care for veterinarians worldwide. The Company has identified an unmet need in diabetes care and has developed a solution to assist veterinarians in determining the effectiveness of insulin and helping to identify the appropriate dose and frequency of administration for companion animals. Thus, delivering the same optimization of diabetic drug therapies to pets as to humans.

ALR Technologies SG Pte. Ltd. is a wholly owned subsidiary of ALR Technologies Inc. On June 1, 2021, ALR Technologies Inc. announced its intention to migrate to Singapore. More information about ALR Technologies Inc. can be found at www.alrt.com. Regarding ALR Technologies SG Pte. Ltd. Information too can be found at https://sg.alrt.com.

Contact: Ken Robulak (U.S.): +1 (727) 736-3838, Anthony Ngai (Singapore): +65 3129 2924
email: info@alrt.com